Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in ONEOK, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
December 21, 2010